Exhibit 99.1

Watsco Reports 2007 Results

$107 Million Record Cash Flow; Quarterly Dividend Rate Raised 12.5% to 45 Cents

COCONUT GROVE, Florida — (BUSINESS WIRE) February 19, 2008 — Watsco, Inc. (NYSE:WSO) today reported its results for the year and fourth quarter ended December 31, 2007.

Full Year Results

Revenues in 2007 were $1.76 billion, including $121 million from locations acquired or opened during the last 12 months, versus $1.77 billion in 2006. Revenues on a same-store basis declined 7.6%, reflecting a 5% decline in the sales of HVAC equipment (45% of sales), a 10% increase in commercial refrigeration products (11% of sales) and an 11% decline in other HVAC products (44% of sales). From an end-market point of view, results include growth in the residential replacement market, growth in the commercial market and a decrease in sales to new housing. Based on published market data, the Company believes it achieved market share gains in markets served for residential products during 2007. Sales results also reflect an improving revenue mix of high-efficiency air conditioning and heating systems.

Gross profit for the year was $447 million and gross profit margin was 25.4%. Same-store gross profit margin was 25.5% versus 25.8% in 2006 resulting from a shift in sales mix to a higher proportion of lower-margin HVAC equipment coupled with 2006 including a non-recurring margin benefit of 25 basis-points related to copper-based products. Selling, general and administrative (SG&A) expenses in 2007 were $335.8 million and declined 4.3% on a same-store basis. Operating income was $111.2 million versus $135.4 million last year with operating margin of 6.3%. Operating margin was 6.6% on a same-store basis. As more fully described below, the Company has executed a number of initiatives focused on gross profit enhancement, cost savings and efficiencies in 2008 to improve operating margin. Earnings per share from continuing operations were $2.43 per diluted share versus $2.95 in 2006 on net income from continuing operations of $67.5 million.

Albert H. Nahmad, Watsco’s President and Chief Executive Officer, stated: “2007 represents our third best year in our 60 year history and was a good year given the relative strength of 2006’s blockbuster results, generally more competitive market conditions, less favorable weather conditions in Florida and Texas and the sudden severity of the decline in homebuilding.”

Mr. Nahmad added: “We believe recent trends highlight two important long-term fundamentals for our Company. First, while the impact of new homebuilding gets much fanfare, the size, consistency and vitality of the replacement market for HVAC and refrigeration products continues to be strong. In the key Sunbelt markets of Florida, Texas and California, where home starts were down more than 40% over the last two years, aggregate revenues related to the replacement and refrigeration markets have grown each year. We believe this fundamental will only improve, given our Sunbelt focus, our stated strategy to build the highest-density network to serve contractors in the replacement market and consumers’ critical focus on energy efficiency, not to mention the diminishing impact that new home construction has to our overall business. Secondly, we believe softer market conditions allow us to achieve phenomenal cash flow and sharpen our focus to execute incremental profit enhancement initiatives that can be leveraged against future sales growth.”

Fourth Quarter Results

Revenues for the fourth quarter increased 4.8% to $398 million, including $52 million from locations open or acquired during the last 12 months, versus $380 million during the quarter a year ago. Revenues on a same-store basis declined 9%. Gross profit was $101.1 million and gross profit margin was 25.4% (the same on a same-store basis), reflecting improved margins in both HVAC equipment and non-equipment products. Selling, general and administrative (SG&A) expenses in the fourth quarter were $89.4 million and declined 1% on a same-store basis. Operating income was $11.8 million versus $19.2 million in 2006 and operating margin was 3.0% (3.5% on a same-store basis). Earnings per share from continuing operations were 24 cents per diluted share versus 42 cents last year on net income from continuing operations of $6.7 million. Acquired locations and new branches were dilutive by 3 cents during the quarter, reflecting seasonality and the finalization of purchase price allocations of certain acquisitions.

It is important to note the first and fourth quarters of each calendar year are the seasonal low points for sales and profits due to the magnitude of the replacement market for air conditioning, heating and refrigeration systems (presently estimated at 75% of annual sales volume) during the second and third quarters of each calendar year. Accordingly, the Company’s financial results are disproportionately affected by the impact of homebuilding and general economic conditions during the first and fourth quarters.

Cash Flow and Dividends

Watsco generated a record $107 million of operating cash flow from continuing operations during 2007 versus $68 million during 2006, an increase of $39 million ($71 million generated during the fourth quarter). Free cash flow (operating cash flow less capital expenditures) was a record $101 million. Cash was used to fund acquisitions ($109 million), share repurchases ($9 million) and dividends ($37 million), which increased 38% to $1.31 cents per share for the year, marking the sixth consecutive year of increase. Long-term debt under the Company’s five-year $300 million revolving credit facility was $54 million and shareholders’ equity was $550 million at December 31, 2007 (a debt-to-total capitalization ratio of 9%).

Watsco has paid cash dividends for over 30 years and has more recently established a consistent track record of paying increasing dividends. In February 2008, Watsco’s Board of Directors approved a 12.5% increase in the quarterly dividend rate to 45 cents per share from 40 cents per share, which will be reflected in the Company’s next regular dividend declaration in April 2008.

Mr. Nahmad added, “We are pleased with the unprecedented record level of cash flow generated during 2007 and that our shareholders can participate directly through increasing dividends. From 2000 to 2007, earnings per share grew at a compounded annual growth rate of 22% and dividends 44%. In terms of cash flows, our cumulative operating cash flow for this period was approximately $500 million compared to net earnings of approximately $400 million, surpassing by far our stated goal of generating cash flow greater than net income. We will continue to evaluate future dividend increases in light of the Company’s performance. We also continue to invest in our branch network, not to mention completing our largest acquisition ever during 2007. Our financial position also remains very strong allowing us to target additional investment opportunities.”

2008 Earnings Outlook

Watsco’s earnings outlook for 2008 is earnings per diluted share of $2.35 to $2.45, which reflects recent trends, normal summer weather patterns, earnings accretion from acquired locations and profit enhancement actions taken in early 2008.

Mr. Nahmad added, “Given that we expect trends experienced in 2007 will continue into 2008, we have executed a number of actions to improve operating margin and overall profitability, including gross profit enhancement, facility rationalization, cost reductions and efficiency initiatives that we believe will have a $30 to $40 million impact over the next several quarters. We also expect cash flow to continue to be strong and exceed our goal of cash flow greater than net income in 2008.”

Conference Call

Watsco is hosting a conference call to discuss its earnings results for the year and fourth quarter ended December 31, 2007 today at 10:00 a.m. (ET). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s web site. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number is (877) 391-0532. Please call five to ten minutes prior to the scheduled start-time as the number of telephone connections is limited.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry, currently operating 434 locations serving over 40,000 customers in 34 states. There are an estimated 120 million single-family homes in the United States, most of which have central air conditioning and heating systems. Eventually, these systems wear out and require repair or replacement. Watsco’s strategy provides the products, support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on its website at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006(1)	2007	2006(1)
Revenues	$397,635	$379,568	$1,758,022	$1,771,214
Cost of sales	296,487	283,834	1,311,037	1,313,944

Gross profit	101,148	95,734	446,985	457,270

Gross profit margin	25.4%	25.2%	25.4%	25.8%

SG&A expenses	89,352	76,495	335,831	321,876

Operating income	11,796	19,239	111,154	135,394

Operating margin	3.0%	5.1%	6.3%	7.6%

Interest expense, net	1,078	800	3,172	3,821

Income from continuing operations before income taxes	10,718	18,439	107,982	131,573
Income taxes	4,019	6,915	40,493	49,340

Net income from continuing operations	6,699	11,524	67,489	82,233
(Loss) income from discontinued operations, net of income taxes	(34)	(6)	(1,912)	131

Net income	$6,665	$11,518	$65,577	$82,364

Basic net income (loss) per share for Common and Class B common stock (2):
Net income from continuing operations	$0.26	$0.44	$2.57	$3.14
Net income (loss) from discontinued operations	(0.00)	(0.00)	(0.07)	0.01

Net income	$0.25	$0.44	$2.49	$3.15

Diluted net income (loss) per share for Common and Class B common stock (2):
Net income from continuing operations	$0.24	$0.42	$2.43	$2.95
Net income (loss) from discontinued operations	(0.00)	(0.00)	(0.07)	0.00

Net income	$0.24	$0.41	$2.36	$2.96

Weighted average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	26,248	26,156	26,297	26,150
Diluted	27,647	27,756	27,824	27,829

(1)	2006 historical amounts have been reclassified to reflect the Company’s staffing unit as a discontinued operation consistent with the 2007 presentation.
(2)	Earnings per Common and Class B common share are calculated on an individual basis and, because of rounding, the summation of earnings from continuing operations and earnings from discontinued operations may not equal the amount calculated for earnings as a whole.

(Note: Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months.)

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
Cash and cash equivalents	$9,405	$33,800
Accounts receivable, net	178,415	177,646
Inventories	288,149	291,024
Other	11,259	11,635
Net assets of discontinued operations	—	6,945

Total current assets	487,228	521,050
Property and equipment, net	26,904	21,211
Other	234,037	168,107

Total assets	$748,169	$710,368

Accounts payable and accrued expenses	$129,089	$145,104
Current portion of long-term obligations	275	10,084

Total current liabilities	129,364	155,188

Borrowings under revolving credit agreement	54,000	30,000
Deferred income taxes and other liabilities	14,848	8,794

Total liabilities	198,212	193,982

Shareholders’ equity	549,957	516,386

Total liabilities and shareholders’ equity	$748,169	$710,368

Note: Certain reclassifications have been made to the prior period condensed consolidated balance sheet to conform to the current period presentation.

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